Exhibit 10.25

COLLEGIUM PHARMACEUTICAL, INC.

TRANSACTION BONUS PLAN

This Transaction Bonus Plan (this “Plan”) was approved by the Board of Directors (the “Board”) of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), on July 23, 2014, and shall be effective upon the approval of the holders of at least a majority of the Company’s outstanding capital stock and the holders of at least a majority of the Company’s outstanding preferred stock.

SECTION 1.            PURPOSE.

The purpose of the Plan is to secure and retain the services of certain key personnel of the Company and to provide incentives for such persons to exert maximum efforts to achieve a successful Sale of the Company.

SECTION 2.            DEFINED TERMS.

(a)           Definitions.  For purposes of the Plan:

(i)            “Administrator” means the Preferred Directors.  For purposes of clarity, the action of at least a majority of the Preferred Directors shall be deemed to be the action of the Administrator.

(ii)           “Affiliate” means, with respect to any person, a person that directly or indirectly controls, is controlled by, or is under common control with such person.

(iii)         “Articles of Incorporation” means the Company’s articles of incorporation then in effect as it may be amended and restated from time to time.

(iv)          “Code” means the Internal Revenue Code of 1986, as amended.

(v)           “Deemed Liquidation Event” shall have the meaning given it in the Company’s Articles of Incorporation.

(vi)          “Net Proceeds” means, the sum of any cash and the fair market value of any securities or other property, in each case as determined by the Administrator in its sole discretion, received by the Company’s shareholders in connection with and pursuant to the Sale of the Company; provided that, Net Proceeds will be determined after Debt Repayment and net of all transaction costs, professional fees, and other expenses incurred by the Company, its subsidiaries or any one or more of the Company’s shareholders in connection with the Sale of the Company; provided, further Net Proceeds will be determined without giving effect to payment of the Transaction Bonuses payable under this Plan.  For purposes of this definition, “Debt Repayment” means repayment, including any prepayment, at the time of the Sale of the Company of any debt owed by the Company or any of its subsidiaries to any party (including any Company shareholder) to the extent repaid by the Company, and of its subsidiaries or the Company’s shareholders (as the case may be) or satisfied from the Company’s cash or transaction proceeds otherwise payable to the Company, its subsidiaries or the Company’s shareholders (as the case may be).  Any proceeds payable in a form other than cash shall be valued at the value ascribed to them in the documents governing the Sale of the Company, and if none, then at their fair market value as determined by the Board in its sole discretion.

(vii)        “Participant” means a service provider to the Company identified in Schedule A.

(viii)       “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(ix)          “Preferred Directors” shall have the meaning given it in the Company’s Articles of Incorporation.

(x)           “Sale of the Company” means the closing of a bona fide arms-length transaction or series of related transactions constituting a Deemed Liquidation Event.  Notwithstanding the foregoing, in no event will a Sale of the Company be deemed to occur with respect to any Transaction Bonus that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code unless such Sale of the Company constitutes a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(xi)          “Transaction Bonus” means a bonus pursuant to this Plan.

SECTION 3.            ADMINISTRATION.

The Plan will be administered by the Administrator.  The Administrator is authorized to interpret the Plan, correct any defect, supply any omission or reconcile any inconsistency in the manner and to the extent it deems necessary to carry out the purposes and intent of the Plan.  All decisions made by the Administrator with respect to the Plan will be final and binding on all persons, including the Company and Participants.  No director will be liable for any good faith determination, act or omission in connection with the Plan.

SECTION 4.            COMMENCEMENT AND CESSATION OF ELIGIBILITY.

(a)           Designation of Eligible Participants.  Awards under this Plan may be made from time to time and each Participant will be notified of his or her participation hereunder in writing, which writing will also specify the Transaction Bonus amount that he or she is eligible to earn.

(b)           Cessation of Rights Upon Termination Before Sale of the Company.  Except as otherwise provided in a Participant’s employment agreement (or similar agreement or arrangement) with the Company, if a Participant’s employment by the Company (or its Affiliates) ceases for any reason prior to a Sale of the Company, then such Participant’s interest in, and potential right to receive any payment under this Plan, will automatically cease and the Board may (but is not required to) reallocate that Participant’s interest in the Aggregate Transaction Bonus Pool (defined below) to other Participants (who may be either new or existing Participants).

(c)           Unallocated Portions.  If any portion of the Aggregate Transaction Bonus Pool is unallocated at the time of a Sale of the Company, such unallocated portion will not be paid and shall be available for distribution to the Company and its shareholders pursuant to the terms of the agreements governing the Sale of the Company, unless the Board determines otherwise.

SECTION 5.            PAYMENT OF TRANSACTION BONUS.

(a)           Bonus Amounts.  The aggregate amount of the Transaction Bonus payable to all Participants under this Plan (“Aggregate Transaction Bonus Pool”) shall be the applicable percentage of Net Proceeds depending the aggregate value of Net Proceeds distributable to shareholders of the Company in connection with a Sale of the Company as set forth on Schedule A.  Each Participant’s participation amount shall also be set forth on Schedule A, as in effect from time to time.

(b)           Timing of Bonus Payments; Structure of Sale of the Company.

(i)            General.  Subject to Sections 5(b)(ii) and (iii) below, each Participant who is actively employed by the Company on the effective date of a Sale of the Company will be paid his or her applicable Transaction Bonus within thirty (30) business days following the effective date of the Sale of the Company and the receipt of the proceeds by the Company.

(ii)           Release.  Payment of any Transaction Bonus, or any portion thereof, shall be conditioned on the Participant’s execution and delivery, at the time each portion of the Transaction Bonus is payable, of a general release of claims against the Company and its Affiliates, and their respective successors, in a form reasonably prescribed by the Company (or its successor) that becomes effective and irrevocable within thirty (30) days after the applicable payment event.

(iii)         Escrow, Contingencies, Earn-Outs.  If some or all of the consideration paid or payable to the Company’s shareholders in connection with a Sale of the Company is delayed, placed in escrow or subject to earn-outs or other contingencies, then (and only to the extent that the terms of such escrow, earn-out or contingency constitute a substantial risk of forfeiture), a pro rata portion of each Participant’s Transaction Bonus will similarly be held back and paid (subject to Section 5(c)(ii)) only as the corresponding portion of the consideration is paid or distributed from escrow.  If such additional consideration is paid, the Board shall recalculate each Participant’s Transaction Bonus amount taking into account such additional consideration, and to the extent that such additional consideration results in a higher applicable percentage of Net Proceeds to which the Participant is eligible to receive, the Company shall pay the Participant the recalculated Transaction Bonus amount, less the Transaction Bonus amount(s) previously paid to him, within fifteen (15) days following the payment of such additional consideration.

(iv)          Form of Transaction Bonus Payments.  A Transaction Bonus will be paid in the same form or forms of payment (whether cash, securities or other property) as consideration is paid to holders of Common Stock in connection with the Sale of the Company.

SECTION 6.            WITHHOLDING; TAXES.

The Company will withhold from any Transaction Bonus (or from any other compensation payable to a Participant) all taxes and other payroll deductions required to be withheld from any Transaction Bonus.  Alternatively, if required by the Company, as an additional condition of payment hereunder, a Participant will make arrangements satisfactory to the Company for the payment of any such taxes and other deductions.

SECTION 7.            AMENDMENT; TERMINATION.

(a)           Subject to any written employment agreement of a Participant, this Plan (including Schedule A) may be amended or terminated by the Administrator at any time prior to a Sale of the Company.  Following a Sale of the Company, the terms of the Plan may not be amended except as set forth in Section 8

(b)           This Plan shall terminate immediately upon the occurrence of a Sale of the Company; provided that the obligation to make any payments in connection with such Sale of the Company required pursuant to the terms hereof shall remain outstanding until satisfied in full.

SECTION 8.            SECTION 409A.

(a)           For the avoidance of doubt, it is intended that the benefits payable under this Plan satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code provided under Treasury Regulation Section 1.409A-1(b)(4) and, to the extent not so exempt, that the benefits payable under this Plan constitute “transaction-based compensation” that complies, and this Plan be interpreted to the greatest extent possible to be consistent, with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

(b)           Notwithstanding any provision to the contrary in this Plan, any Transaction Bonus deemed by the Board to be deferred compensation subject to Section 409A of the Code shall be paid on the thirtieth (30th) day following the date the event giving rise to payment occurs.

(c)           For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive the installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

SECTION 9.            PARACHUTE PAYMENTS.

(a)           Notwithstanding anything herein to the contrary, if any payment or benefit a Participant would receive from the Company pursuant to this Plan or otherwise (a “Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this Section 9, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to either (i) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (ii) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Participant.  If a reduction in the Payment is to be made, (x) the Payment will be paid only to the extent permitted under clause (i), and the Participant will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits payable to the Participant.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards.

(b)           The accounting firm engaged by the Company for general tax purposes as of the day prior to the Closing will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the acquiring company or otherwise refuses to make such calculations, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Participants within fifteen (15) days before the Closing (if requested at that time by the Company or the Participant) or such other reasonable time as requested by the Company or a Participant.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and the Participants.

(c)           Notwithstanding the foregoing, to the extent that any of the payments to be provided under this Plan to any of the Participants would result in a Parachute Excise Tax, each Participant in his or her sole discretion may elect to condition the receipt of all or a portion of his or her Transaction Bonus upon shareholder approval in accordance with Section 280G(b)(5)(B) of the Code and regulations thereunder.  If so elected by a Participant, the Company shall submit such payments to the Company’s shareholders for their approval in accordance with Section 280G(b)(5)(B) of the Code and regulations thereunder and recommend the approval of such payments.  If such approval is not obtained in accordance with Section 280G(b)(5)(B) of the Code and regulations thereunder, the amounts otherwise payable under this Plan shall be paid in such lesser amount that would result in no portion of the applicable payments being subject to Excise Tax.

SECTION 10.          INALIENABILITY.

The rights and interests of a Participant under this Plan shall not be subject to voluntary or involuntary assignment, pledge, alienation or transfer, other than through the law of descent and distribution, and any attempt to accomplish the same shall be null and void and of no effect.

SECTION 11.          APPLICABLE LAW.

The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the Commonwealth of Virginia, without application of the principles of conflicts of laws.

SECTION 12.          SEVERABILITY.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

SECTION 13.          NO RIGHT TO CONTINUED EMPLOYMENT.

This Plan does not confer upon any Participant the right to continued employment with the Company or otherwise interfere with the right of the Company to terminate any Participant’s employment at any time for any reason.  No amounts paid to a Participant under this Plan shall be considered to be salary or other compensation for purposes of computing such Participant’s benefits under any plan or arrangement maintained by the Company or its Affiliates for its employees.

SECTION 14.          UNFUNDED NATURE OF THE PLAN.

The Plan is unfunded.  The Company will not establish any special or separate fund or segregate any of its assets to assure payment hereunder.  The entitlement of any Participant to any payment hereunder will confer on that person no rights other than the rights of an unsecured general creditor of the Company, and no Participant shall have any right, title or interest in or to any assets of the Company by reason of any obligation of the Company to such Participant under this Plan.

SECTION 15.          EXCLUSIVE TERMS AND CONDITIONS.

This document, together with each award notification, constitutes the entire written instrument under which the Plan is maintained and supersedes for each Participant any prior or contemporaneous plan, policy, practice, agreement or understanding regarding the payment of bonuses or other compensation in connection with a Sale of the Company.

SCHEDULE A

AGGREGATE TRANSACTION BONUS POOL

NET PROCEEDS ($mm)	AGGREGATE TRANSACTION BONUS POOL (as a % of Net Proceeds)*
less than 100	0%
100	1.08%
150	2.00%
200	2.66%
250	2.88%
300	3.01%
350	3.11%
400	3.18%
450	3.25%
500	3.31%
550	3.36%
600	3.41%
650	3.44%
700	3.47%
750	3.49%
800 or more	3.50%

PARTICIPANTS & TRANSACTION BONUS AMOUNTS

PARTICIPANT	NET PROCEEDS ($mm)	TRANSACTION BONUS (as a % of Net Proceeds)*
Michael Heffernan	less than 100	0%
	100	1.02%
	150	1.90%
	200	2.33%
	250	2.59%
	300	2.76%
	350	2.88%
	400	2.97%
	450	3.04%
	500	3.10%
	550	3.15%
	600	3.19%
	650	3.22%
	700	3.25%
	750	3.27%
	800 or more	3.29%

[other Participants eligible to receive a Transaction Bonus may be added from time to time]

*To the extent that Net Proceeds falls between two thresholds, the actual Total Transaction Bonus Pool and Transaction Bonus amounts shall be determined by using a mathematical straight-line average calculation. For example, if Net Proceeds are $125mm, the payout for Michael Heffernan would be 1.46% (1.02+1.90)/2.